Exhibit 99.1

Company Contact:	Investor Contact:
Robert Stern (ras@micruscorp.com)	Jody Cain (jcain@lhai.com)
Executive Vice President	Bruce Voss (bvoss@lhai.com)
Micrus Endovascular Corporation	Lippert/Heilshorn & Associates, Inc.
(408) 433-1400	(310) 691-7100
For Immediate Release
MICRUS ENDOVASCULAR REPORTS 79% INCREASE IN FULL-YEAR REVENUES
AND FOURTH QUARTER REVENUE GROWTH OF 40%
Introduces Fiscal 2008 Revenue Guidance
Conference Call Begins at 10:30 a.m. Eastern Time Today
SAN JOSE, Calif. (May 10, 2007) — Micrus Endovascular Corporation (Nasdaq: MEND) today announced financial results for the three months and fiscal year ended March 31, 2007.
Micrus reported record quarterly revenues for the fourth quarter of fiscal 2007 of $16.0 million, an increase of 40%, compared with revenues of $11.4 million for the fourth quarter of fiscal 2006. Higher revenues resulted from an increase in sales of microcoil products. Revenues from the Americas grew 69% to $9.1 million and European revenues increased 50% to $5.5 million, both compared with the fourth quarter of fiscal 2006. Revenues from Asia Pacific were $1.4 million, and included sales of $1.2 million to the Company’s distributor in Japan, compared with revenues of $2.4 million for the comparable quarter in fiscal 2006, which included initial sales of $2.2 million to the Company’s distributor in Japan.
“Our strong fourth quarter financial results cap off a year of tremendous accomplishments at Micrus,” said John Kilcoyne, president and CEO. “Full-year revenue growth of 79% demonstrates our ability to gain share in the growing hemorrhagic and ischemic markets. During fiscal 2007 we successfully executed on an aggressive business strategy by introducing important new coils, an intracranial stent platform and access products, all of which we believe provide physicians with superior solutions. Indeed, during the fourth quarter 21% of our revenues came from new products released in the last 18 months and we further benefited from strong sales growth in European markets.
“We believe our growth momentum will continue in the current fiscal year with the continued launch of new products that furthers our progress towards becoming a full-line endovascular company, and advances us toward our goal of capturing 100% of every procedural dollar. Additionally, we currently expect to enter the Chinese market in the second quarter of fiscal 2008, thereby achieving another major milestone for Micrus. We also expect gross margin improvements through increased contributions from new higher-margin products, and by moving a portion of our manufacturing to Micrus Design Technology,” he added.
Fourth Quarter Financial Results
Gross margin for the fourth quarter of fiscal 2007 was 75%, up from 70% for the fourth quarter of fiscal 2006. The increase in gross margin was due primarily to increased sales of higher-margin products and to certain manufacturing efficiencies, partially offset by higher levels of distributor sales. Non-cash stock-based compensation expense included in cost of goods sold was $73,000 and $7,000 for the fourth quarters of fiscal 2007 and 2006, respectively, with the increase primarily due to the adoption of SFAS 123R.
Research and development (R&D) expenses for the fourth quarter of fiscal 2007 were $1.9 million, compared with $2.5 million for the comparable period in the prior fiscal year. The reduction was mainly due to higher spending of $1.6 million in the fourth quarter of fiscal 2006 related to milestone and licensing fees. This decrease was partially offset by increases in headcount, outside services and consulting expenses in the fourth quarter of fiscal 2007. Non-cash stock-based compensation expense included in R&D was $87,000 and $15,000 for the fourth quarters of fiscal 2007 and 2006, respectively, with the increase primarily due to the adoption of SFAS 123R.
Sales and marketing expenses for the fourth quarter of fiscal 2007 were $6.9 million, up from $5.4 million for the fourth quarter of fiscal 2006. The increase was mainly due to an increase in sales incentives and commissions on higher levels of sales, as well as increased costs associated with launching new products. Non-cash stock-based compensation expense included in sales and marketing was $224,000 and $147,000 for the fourth quarters of fiscal 2007 and 2006, respectively, with the increase primarily due to the adoption of SFAS 123R.
General and administrative expenses for the fourth quarter of fiscal 2007 were $5.1 million, compared with $3.2 million for fourth quarter of fiscal 2006. The increase was mainly due to higher finance and administrative personnel costs, consulting fees due to compliance with Sarbanes-Oxley regulations and legal expenses related to the Company’s patent litigation. Non-cash stock-based compensation expense included in general and administrative was $561,000 and $40,000 for the fourth quarters of fiscal 2007 and 2006, respectively, with the increase primarily due to the adoption of SFAS 123R.
The net loss attributable to common stockholders for the fourth quarter of fiscal 2007 was $1.4 million, or $0.09 per share on 15.1 million weighted-average shares outstanding. The net loss for the fourth quarter of fiscal 2007 included $945,000, or $0.06 per share, of non-cash stock-based compensation expense. The net loss attributable to common stockholders for the fourth quarter of fiscal 2006 was $2.5 million, or $0.18 per share on 14.2 million weighted-average shares outstanding. The net loss for the fourth quarter of fiscal 2006 included $209,000, or $0.01 per share, of non-cash stock-based compensation expense.
Fiscal 2007 Financial Results
For the fiscal year ended March 31, 2007, revenues increased 79% to $58.8 million from $32.8 million in the prior fiscal year, reflecting higher sales of microcoil products. Operating expenses for fiscal 2007 were $51.3 million, versus $32.1 million in fiscal 2006.
The net loss attributable to common stockholders for fiscal 2007 was $5.5 million, or $0.38 per share on 14.6 million weighted-average shares outstanding. The net loss for fiscal 2007 included $2.6 million, or $0.18 per share, of non-cash stock-based compensation expense. This compares with a net loss attributable to common stockholders for fiscal 2006 of $8.9 million, or $0.79 per share on 11.2 million weighted-average shares outstanding. The net loss for fiscal 2006 included $389,000, or $0.03 per share, of non-cash stock-based compensation expense.
As of March 31, 2007, Micrus had cash and marketable securities of $34.5 million, compared with $37.1 million as of March 31, 2006. As of March 31, 2007, Micrus had stockholders’ equity of $56.3 million, working capital of $39.1 million and no long-term debt.

Fiscal 2008 Revenue Guidance
Micrus today introduced revenue guidance for fiscal 2008. The Company expects fiscal 2008 revenues to be in the range of $80 million to $85 million, reflecting growth of 36% to 45% compared with fiscal 2007 revenues. This guidance reflects the Company’s expectations that fiscal 2008 revenues will be largely due to sales of microcoils, with modest contribution from sales of catheters, guidewires and stents.
Conference Call
Micrus management will host an investment-community conference call today beginning at 10:30 a.m. Eastern time (7:30 a.m. Pacific time) to discuss these results and answer questions. Individuals interested in participating in the conference call may do so by dialing (888) 803-8296 from the U.S., or (706) 679-0753 from outside the U.S. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company’s Web site at www.micruscorp.com.
A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 from the U.S., or (706) 645-9291 from outside the U.S., and entering reservation code 8228639. A webcast replay will be available for 30 days.
About Micrus Endovascular Corporation
Micrus develops, manufactures and markets both implantable and disposable medical devices used in the treatment of cerebral vascular diseases. Micrus products are used by interventional neuroradiologists and neurosurgeons primarily to treat cerebral aneurysms responsible for hemorrhagic stroke, a significant cause of death worldwide. The Micrus product line enables physicians to gain access to the brain in a minimally invasive manner through the vessels of the circulatory system. Micrus’ proprietary, three-dimensional microcoils are unique in that they automatically deploy within the aneurysm, forming a scaffold that conforms to a wide diversity of aneurysm shapes and sizes. In addition to a full line of microcoils, Micrus also sells intracranial stents and access devices such as wires and microcatheters. For more information, visit www.micruscorp.com.
Forward-Looking Statements
Micrus, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are predictions by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include the Company’s dependence upon the continued growth in embolic coiling as a procedure to treat cerebral aneurysms, the Company’s involvement in patent litigation with Boston Scientific Corporation, the Company’s limited operating history and history of significant operating losses, fluctuations in quarterly operating results, which are difficult to predict, the Company’s dependence on developing new products or product enhancements, challenges associated with complying with applicable state, federal and international regulations related to sales of medical devices and governing our relationships with physicians and other consultants, the Company’s ability to compete with large, well-established medical device manufacturers with significant resources and other risks as detailed from time to time in the Company’s final prospectus dated July 13, 2006 and reports and filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934. All forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update forward-looking statements.
[Tables to Follow]

MICRUS ENDOVASCULAR CORPORATION
Consolidated Statement of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31		Years Ended March 31,
	2007	2006	2007	2006

Revenues	$16,041	$11,447	$58,795	$32,781

Cost of goods sold	4,013	3,446	15,361	9,710

Gross profit	12,028	8,001	43,434	23,071

Operating expenses:
Research and development	1,879	2,517	7,904	6,589
Sales and marketing	6,922	5,404	24,121	15,171
General and administrative	5,142	3,209	19,308	10,307

Total operating expenses	13,943	11,130	51,333	32,067

Loss from operations	(1,915)	(3,129)	(7,899)	(8,996)

Interest and investment income	407	395	1,618	1,295
Interest expense	(9)	(1)	(14)	(12)
Other income (expense), net	11	49	565	(632)

Loss before income taxes	(1,506)	(2,686)	(5,730)	(8,345)
Income tax benefit	(135)	(146)	(247)	(84)

Net loss	(1,371)	(2,540)	(5,483)	(8,261)

Accretion of redeemable convertible preferred stock to redemption value including beneficial conversion feature	—	—	—	(659)

Net loss attributable to common stockholders	$(1,371)	$(2,540)	$(5,483)	$(8,920)

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.09)	$(0.18)	$(0.38)	$(0.79)

Weighted-average number of shares used in per share calulations:
Basic and diluted	15,095	14,170	14,621	11,240

MICRUS ENDOVASCULAR CORPORATION
Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31,
	2007	2006

ASSETS
Current Assets:
Cash and cash equivalents	$34,536	$36,104
Short-term investments	—	984
Accounts receivable, net	8,168	8,267
Inventories, net	9,049	4,479
Prepaid expenses and other current assets	1,442	766

Total current assets	53,195	50,600

Property and equipment, net	4,648	2,488
Goodwill	5,552	3,309
Intangible assets, net	9,405	5,417
Other assets	297	300

Total assets	$73,097	$62,114

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,660	$2,088
Accrued payroll and other related expenses	6,145	3,147
Accrued liabilities	6,288	4,308

Total current liabilities	14,093	9,543
Other non-current liabilities	2,710	1,255

Total liabilities	16,803	10,798

Stockholders’ equity :
Common stock	152	142
Additional paid-in capital	111,920	101,430
Deferred stock-based compensation	(164)	(397)
Accumulated other comprehensive loss	(512)	(240)
Accumulated deficit	(55,102)	(49,619)

Total stockholders’ equity	56,294	51,316

Total liabilities and stockholders’ equity	$73,097	$62,114

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